                                                        Exhibit No. EX-99.d.11.i

                     AMENDMENT #1 TO SUB-ADVISORY AGREEMENT

     THIS AMENDMENT #1 ("Amendment") to the Sub-Advisory Agreement ("Agreement")
dated July 1, 2005, by and between Mercer Global  Investments,  Inc., a Delaware
Corporation (the "Advisor") and Western Asset Management  Company,  a California
corporation  (the  "Sub-Advisor"),  is made  effective this 8th day of February,
2007.

                                    RECITALS

     WHEREAS,  the Sub-Advisor manages an allocated portion of the assets of the
MGI Core  Opportunistic  Fixed  Income  Fund,  a series  of the MGI  Funds  (the
"Trust") under the Agreement,  and the Sub-Advisor and the Advisor wish to amend the Agreement.

     WHEREAS,  the  Agreement  provides  that the parties may mutually  agree to supplement or amend any provision of the Agreement;

                                    AGREEMENT

     NOW THEREFORE,  in consideration of the promises and mutual  agreements set forth herein, the parties hereby agree to amend the Agreement, as follows:

1.   Section  6 of  the  Agreement  is  herby  deleted  and  replaced  with  the following:

     6.   Compensation.  For the services provided and the expenses assumed with respect to a Fund pursuant to this Agreement,  the Sub-Advisor will be entitled to the fee listed for the Fund(s) on Exhibit A.

2.   Exhibit  A, the Fee  Schedule  of the  Agreement  is hereby  deleted in its entirety and replaced with Exhibit A to this Amendment.

3.   All other terms and provisions of the  Sub-Advisory  Agreement shall remain in full force and effect, except as modified hereby.

Mercer Global Investments, Inc.         Western Asset Management Company

By: /s/ Ravi Venkataraman                 By: /s/ James G. Hayes
Name:   Ravi Venkataraman                 Name:   James G. Hayes
Title:  Chief Investment Officer          Title:  Head of Client Service
                                                  and Marketing Support

                                                                       EXHIBIT A

                             SUB-ADVISORY AGREEMENT

                                     BETWEEN

                         MERCER GLOBAL INVESTMENTS, INC.
                                       AND
                        WESTERN ASSET MANAGEMENT COMPANY

                                February 8, 2007

                    MGI CORE OPPORTUNISTIC FIXED INCOME FUND

         FEE SCHEDULE

                ASSETS                                        ANNUAL FEE

                On first $150 Million                            0.25%
                On next $150 Million                             0.20%
                On next $200 Million                             0.15%
                On assets over $500 Million                      0.10%

Computation

     As soon as practicable after the end of March, June, September and December of each calendar year, the  Sub-Advisor  shall send to the Trustee a calculation
(the  "Calculation")  in reasonable  detail of the fee for the calendar  quarter then ended as of the close of business on the last day of such calendar  quarter based on a quarterly  statement  provided to the  Sub-Adviser  by the  Custodian which shall be sent to the  Sub-Adviser  by the tenth  business  following  each quarter end. In the event that the Calculation  has been accurately  prepared in accordance  with the terms of this  Agreement,  the Trustee shall pay the fee to the Sub-Advisor within ten (10) business days of receipt of the Calculation.  In the event of a  dispute  between  the  parties  regarding  the  accuracy  of the
Calculation,  it is hereby  agreed that all  discussions  in  resolution of such dispute will be conducted promptly and in good faith.

     The foregoing fee shall be accrued for each calendar day and the sum of the daily fee  accruals  shall be paid  quarterly in arrears to the  Sub-Advisor  as described  herein.  The daily fee accruals will be computed by  multiplying  the fraction of one over the number of calendar  days in the year by the  applicable annual rate set forth in the schedule above and multiplying  this product by the net assets of the  Sub-Fund,  as  determined by the Custodian as of the close of business on the  previous  business  day on which the Fund was open for business
(or at the end of the most recent  business  day if the  previous  day was not a business  day).  If this  Agreement is  terminated  with respect to the Sub-Fund prior to the end of any  calendar  quarter,  the fee shall be  prorated  for the portion of any quarter in which this  Agreement  is in effect  according  to the proportion which the number of calendar days,  during which this Agreement is in effect,  bears to the  number  of  calendar  days in the  quarter,  and shall be payable within ten (10) days after the date of  termination  with respect to the
Sub-Fund.

     Global Fee Arrangement:  The parties hereto agree that the fee schedule set forth herein shall apply to all  relationship  assets  relating to portfolios of
Mercer Global Investments, Inc. and its affiliates (collectively, "MGI") managed by the Sub-Advisor  and each of its  affiliates.  For the purpose of determining
"relationship  assets",  all MGI portfolios  managed by the  Sub-Adviser and its affiliates worldwide will be added together and applied against the fee schedule set forth herein.